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May 31, 1996                         For more information  contact:
                                     Paul Wagler, Senior Vice President, Finance
                                     Dwight Hawes, Vice President, Finance
                                     The Loewen Group Inc.
                                     Tel: (800) 347-7010



Stock Symbols:
TSE:                      LWN
ME:                       LWN
Nasdaq:                   LWNGF
(All amounts listed in U.S. dollars)

                             FOR IMMEDIATE RELEASE

                    The Loewen Group Completes Bank Facility


BURNABY, B.C. - Mr. Ray Loewen, Chairman and CEO of The Loewen Group announced today the completion of a new $750 million secured revolving bank line of credit. The facility was underwritten and syndicated by Bank of Montreal and Goldman, Sachs and Co. and has a term of five years. The Company has initially borrowed $75 million under this new facility to retire in full its previous revolving line of credit.

The new bank facility will provide available financing for the Company's ongoing acquisition program. To date in 1996, the Company has acquired 67 funeral homes and 51 cemeteries and two insurance companies with an aggregate purchase price of approximately $311 million. In addition, the Company presently has signed agreements for the acquisition of 60 additional funeral homes and 61 additional cemeteries for an estimated aggregate purchase price of
$226 million.                    ___

With corporate offices in Burnaby, British Columbia, Cincinnati and Philadelphia, The Loewen Group is the second largest funeral home and cemetery operator in North America. The company employs approximately 12,000 people and owns and operates 883 funeral homes and 230 cemeteries across the United States and Canada. Over 90 per cent of the Company's revenue is derived from the United States.